LEASE AGREEMENT

between

DS Real Estate, LLC

as Landlord

and

Lazydays RV Discount, LLC

as Tenant

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of November 11, 2015, by and between DS Real Estate, LLC, a Colorado corporation (“Landlord”), and Lazydays RV Discount, LLC, a Delaware limited liability company (“Tenant”).

1. BASIC LEASE TERMS.

1.1 Premises, Buildings and Improvements.

(a) “Premises” means the Land and all Improvements located thereon.

(b) “Land” means the real property legally described on Exhibit A attached hereto.

(c) “Building” means that certain commercial building located on the Land containing approximately 16,466 rentable square feet of space currently operated as a recreational vehicle dealership with a street address of 10725 I-25 Frontage and Road 10633-10683 W I-25 Frontage Road, Longmont, Weld County, Colorado.

(d) “Improvements” means the Building and any other buildings, structures, pavement, lighting fixtures or other improvements now or later constructed or installed upon the Land.

1.2 Effective Date; Term; Commencement Date.

(a) “Effective Date” means the closing date under that certain Amended and Restated Asset Purchase Agreement dated as of November 11, 2015 (the “APA”) by and among (i) LDRV Holdings Corp., a Delaware corporation, (ii) each of Lazydays RV America, LLC, a Delaware limited liability company, Lazydays RV Discount, LLC, a Delaware limited liability company, and Lazydays Mile Hi RV, LLC, a Delaware limited liability company; (iii) each of R.V. America The Marketplace, Inc., a Colorado corporation, DS, Inc., a Colorado corporation, and Mile Hi RV Center, Inc., a Colorado corporation, and (iv) each of Hari Sachanandani and Doris Sachanandani. In the event the APA is terminated and closing does not occur thereunder, this Lease shall automatically terminate effective as of the termination date of the APA.

(b) “Term” means the duration of this Lease, which shall be approximately five years, beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier or extended further as provided in this Lease, together with any properly exercised Renewal Term (as defined in Section 3.3(a) below).

(c) “Commencement Date” means the first day of the Term, which shall be the Effective Date.

(d)“Expiration Date” means the five-year anniversary of the last day of the month in which the Commencement Date occurs.

1.3 Base Rent.

(a) “Base Rent” means the Rent payable according to Section 5.1 during each Lease Year of the Term as follows:

Lease Year(s)	Annual Base Rent	Monthly Base Rent
1-5	$150,000.00	$12,500.00

(b) “Lease Year” means each successive period of 12 calendar months during the Term, ending on the same day and month (but not year, except in the case of the last Lease Year) as the day and month on which the Expiration Date will occur. If the Commencement Date is not the first day of a month, the first Lease Year will be greater than 12 months by the number of days from the Commencement Date to the last day of the month in which the Commencement Date occurs.

1.4 Addresses.

(a)	“Landlord’s Notice Address” means:

320 Starfire Way,
Golden, Colorado 80401
Attention: Hari Sachanandani

with a copy (which will not constitute notice to Landlord) to:

Vedra Wali LLC
1435 Larimer Street, Suite 302
Denver, Colorado 80202
Attention: Daniel J. Vedra

(b)	“Tenant’s Notice Address” means:

c/o Lazydays
6130 Lazydays Boulevard
Seffner, Florida 33584
Attention: Randy Lay

with a copy (which will not constitute notice to Tenant) to:

Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Attention: Matthew Ochs, Esq.

2. EXHIBITS; DEFINITIONS. The Exhibits attached hereto are incorporated into this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits will control. All capitalized terms not defined in the body of this Lease shall have the meaning given to such terms in Exhibit B attached hereto and incorporated herein by this reference.

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3. GRANT OF LEASE; RENEWAL OPTIONS.

3.1 Demise. Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term, together with exclusive ingress and egress rights to and from the Land.

3.2 Memorandum of Lease. After the occurrence of the Commencement Date, either party will, upon the other’s request, execute and acknowledge a recordable memorandum setting forth a reference to this Lease, the parties’ names, the legal description of the Land, the date on which the Commencement Date occurred, the date on which the Expiration Date is scheduled to occur and statement summarizing Tenant’s rights and other terms of this Lease, in substantially the form attached hereto as Exhibit C (the “Memorandum”). Following mutual execution of the same, Tenant shall cause such Memorandum to be recorded in the Clerk and Recorder’s Office of Weld County, Colorado, at Tenant’s expense.

3.3 Tenant’s Renewal Options.

(a) Grant of Rights. Tenant, at its option, may extend the Term of this Lease for a period of five years at the end of the initial Term (the “First Renewal Term”) with respect to the Premises as it exists as of the last day of the Term (the “First Renewal Option”). If Tenant exercises the First Renewal Option, Tenant may further extend the Term of this Lease for another period of five years at the end of the First Renewal Term (the “Second Renewal Term”) with respect to the Premises as it exists as of the last day of the First Renewal Term (the “Second Renewal Option”). If Tenant exercises the Second Renewal Option, Tenant may further extend the Term of this Lease for another period of five years at the end of the Second Renewal Term (the “Third Renewal Term”) with respect to the Premises as it exists as of the last day of the Second Renewal Term (the “Third Renewal Option”). If Tenant exercises the Third Renewal Option, Tenant may further extend the Term of this Lease for another period of five years at the end of the Third Renewal Term (the “Fourth Renewal Term”) with respect to the Premises as it exists as of the last day of the Third Renewal Term (the “Fourth Renewal Option”). The First Renewal Term, the Second Renewal Term, the Third Renewal Term, and the Fourth Renewal Term will be referred to individually as a “Renewal Term” or, collectively, as the “Renewal Terms.” The First Renewal Option, the Second Renewal Option, the Third Renewal Option, and the Fourth Renewal Option will be referred to individually as a “Renewal Option.”

(b) Exercise. To exercise any such Renewal Option, Tenant must deliver notice of the exercise thereof (a “Renewal Notice”) to Landlord no earlier than 12 months and no later than six months prior to the expiration of the initial Term, with respect to the exercise of the First Renewal Option, and prior to the expiration of any then-current Renewal Term, with respect to the exercise of any other Renewal Option.

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 (c) After Exercise. During each Renewal Term, all of the terms and provisions of this Lease will apply, except that (i) after the Fourth Renewal Term there will be no further right of renewal; and (ii) commencing with lease year 6 of the First Renewal Term, annual Base Rent during each Renewal Term shall increase every two years by the greater of (A) the annual Base Rent payable during the immediately prior initial two years, as applicable, multiplied by 1.02, or (B) the annual Base Rent payable during the immediately prior initial Term or Renewal Term, as applicable, multiplied by a fraction, the numerator of which is the Index (as hereinafter defined) published most immediately preceding the first month of the current Renewal Term, and the denominator of which is the Index published most recently preceding the first month of the immediately prior initial Term or Renewal Term, as applicable.

For purposes of this Section, the “Index” shall mean the Consumer Price Index, All Urban Consumers, Denver-Boulder-Greeley Statistical Area, published by the United States Department of Labor, Bureau of Labor Statistics (1982-84 = 100). If the Index is discontinued or revised during any Renewal Term, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

(d) Limitations on Tenant’s Rights. Tenant will have no right to extend the Term, and Tenant’s Renewal Notice will be ineffective, if an uncured Event of Default exists at the time a Renewal Notice is given or at the time the applicable Renewal Term is scheduled to commence. Any assignment of this Lease or subletting of the Premises by Tenant (except in connection with a Permitted Transfer, as defined in Section 12.2 below) terminates Tenant’s rights under this Section 3.3, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

4. COVENANT OF QUIET ENJOYMENT. Landlord covenants that so long as no Event of Default (as defined in Section 17.2 below) exists, Tenant will have quiet and peaceful possession of the Premises during the Term, and such possession will not be disturbed by Landlord or anyone claiming by, through or under Landlord.

4.1 Permitted Use. Notwithstanding the foregoing, Big John’s RV Sales and Service and Heartland Recreational Vehicles shall have the right to continue to use the Land consistent with past practices, so long as such use does not materially and adversely impact Tenant’s use of, or access to, the Premises. Landlord shall have the right to enter into a contract to erect and maintain a billboard on the Land, so long as the location and content of the billboard is approved by Tenant in its reasonable discretion. Tenant shall have no right to any rents, profits, or sums paid to Landlord under Landlord’s agreement relating to the foregoing.

5. RENT; NET LEASE.

5.1 Base Rent. Commencing on the Commencement Date and continuing throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions of this Section 5. Base Rent during each Lease Year of the applicable Term will be payable in monthly installments in the amount set forth in the definition of Base Rent in Section 1.3(a), in advance, on or before the first day of each and every month during the Term. However, if the Commencement Date occurs on other than the first day of a month or if the Term ends on other than the last day of a month, Landlord will prorate Base Rent for such month based upon the ratio of the number of the days of the Term within such month to the total number of days in such month.

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5.2 Terms of Payment. All Base Rent will be paid to Landlord in lawful money of the United States of America, at Landlord’s Notice Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly provided in this Lease. Except as otherwise expressly provided in this Lease, Tenant’s covenants to pay Base Rent and Additional Rent are independent of any other covenant, condition, provision or agreement contained herein.

5.3 Net Lease. It is the intent of the parties that the Base Rent provided in this Lease will be a net payment to Landlord and that, during the Term, Landlord will not be required to pay any costs or expenses or provide any services in connection with the Premises and Tenant will bear all costs and expenses relating to the Premises, except as expressly set forth herein. Accordingly, Tenant covenants and agrees to pay, in addition to Base Rent, directly to the applicable taxing authority, supplier, provider, insurer or other party all costs and expenses relating to the Premises which accrue during or are allocable to the Term, including, without limitation: Taxes and other assessments according to Section 6, the cost of all utilities consumed at the Premises according to Section 8, the cost of all repairs and maintenance required to be performed by Tenant according to Section 9, and the premiums for the insurance required to be maintained by Tenant pursuant to Section 10.

6. TAXES AND ASSESSMENTS.

6.1 Payment of Taxes. Except as provided in Section 6.3 below, Tenant will pay before delinquency, directly to the taxing authority, all Taxes for the Premises which accrue during or are attributable to any part of the Term. Within 15 days after Landlord’s written request, Tenant will provide Landlord with evidence of Tenant’s payment of Taxes for the Premises for the most recent Tax Year for which Taxes have been paid. Landlord will use reasonable efforts to have the real property tax bills for the Premises issued directly to Tenant, but if Landlord is unable to do so, Landlord will promptly forward all such bills directly to the address to which Landlord is then required to send notices to Tenant. Landlord represents and warrants that the Premises consist of one or more legal, separate tax parcels. Notwithstanding the foregoing, in the event the Premises is a part of a larger tax parcel, Landlord shall be responsible for the payment of Taxes for such tax parcel to the applicable taxing authority, and Tenant shall reimburse Landlord for its proportionate share of such Taxes within 15 days after receipt of an invoice from Landlord, together with evidence of payment of such Taxes, and Tenant’s proportionate share shall be determined based upon the total acreage or square footage of the Premises as compared to the acreage or square footage of the larger tax parcel.

In the event Tenant shall fail to pay any Taxes when due as required hereunder, Landlord shall have the right, but not the obligation, to do so, and Tenant shall reimburse Landlord for any and all costs and expenses incurred in connection therewith, including interest at the rate of twelve percent (12%) per annum, for the sum so paid, within ten (10) days after written demand by Landlord; provided, however, Landlord may not pay such Taxes and demand reimbursement in the event such Taxes are being contested by Tenant in accordance with Section 6.4 below, or such Taxes are payable in installments which are not yet due or payable.

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6.2 Proration at Beginning and End of Term. If the Commencement Date occurs on other than the first day of a Tax Year or if the Term expires or otherwise terminates on other than the last day of a Tax Year, Taxes for the Tax Year in which the Commencement Date occurs or in which the Term ends, as the case may be, will be prorated between Landlord and Tenant, based on the most recent levy and most recent assessment. Such proration will be subsequently adjusted when the actual bills become available for Taxes for the Tax Year for which Taxes were prorated. The parties’ obligations under this Section 6 will survive the expiration of the Term or other termination of this Lease.

6.3 Special Assessments. Tenant will pay, as Taxes, all special assessments and other like impositions; provided, however, that Tenant may pay in installments any such special assessments or like impositions that may be so paid according to applicable Laws and, in such event, Tenant will only be required to pay those installments of any such assessments or impositions that are assessed or imposed for periods of time from the Commencement Date to the end of the Term and with proration, as provided in Section 6.2 above, of any installment that covers both a period of time prior to the Commencement Date and a period of time after the Commencement Date, or a period of time prior to the end of the Term and a period of time after the end of the Term.

6.4 Tax Contests. Tenant will have the right to contest any Taxes payable by Tenant; provided, however, that Tenant will make timely payment of the contested Taxes notwithstanding the pendency of any such contest unless applicable Laws permit the withholding of payment without delinquency, in which case Tenant may withhold payment of the contested Taxes until such time as payment thereof (or of such Taxes as the same may be reduced by such contest) is required to be made by applicable Laws in order to avoid delinquency. Tenant will notify Landlord within 10 days of the commencement of any such contest. So long as Tenant complies with the terms of this Section 6.4, Tenant will have the right, in connection with any such contest, at its sole expense, to institute and prosecute, in good faith and with due diligence and in Landlord’s name if necessary, any appropriate proceedings, and Landlord will, at Tenant’s expense, fully cooperate with Tenant’s efforts to contest any such Taxes or special assessments.

7. USE, OCCUPANCY AND COMPLIANCE.

7.1 Use. Tenant may use the Premises for the operation of a recreational vehicle dealership, and for such other ancillary uses as may be necessary or desirable in connection with Tenant’s business operations at the Premises, including, without limitation vehicle and related storage, vehicle servicing, vehicle rentals, administrative and office activities (collectively, the “Permitted Use”). Tenant will not use the Premises for any purposes prohibited by Laws. Tenant will not keep anything on or about the Premises which would invalidate any insurance policy required to be carried on the Premises by Tenant pursuant to this Lease.

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7.2 Compliance. Tenant will comply with all Laws applicable to the use and occupancy of the Premises during the Term and will keep and maintain the Premises in a condition that is in compliance with all applicable Laws.

7.3 Hazardous Substances.

(a) Environmental Covenants.

(i) Tenant. Tenant covenants and agrees that Tenant and its employees, agents and contractors: (A) shall keep or cause the Premises to be kept free from Hazardous Substances (except those substances used by Tenant in the Ordinary Course of Business); (B) shall not engage in and shall expressly prohibit all occupants of the Premises from engaging in the use, generation, handling, storage, production, processing or management of Hazardous Substances in or on the Premises, except in the Ordinary Course of Business and in material compliance with all Environmental Laws; (C) shall not cause or allow and shall expressly prohibit the Release of Hazardous Substances at, on, under or from the Premises; (D) shall comply and shall expressly require all other persons who may come upon the Premises to comply with all Environmental Laws; and (E) shall keep the Premises free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (“Environmental Liens”) due to any act or omission of Tenant or any of its employees, agents or contractors. Any Hazardous Substances will at all times be properly contained while on the Premises and properly disposed of, in all cases using commercially prudent and reasonable procedures and properly maintained equipment that meets or exceeds the then-current industry standard and in a manner that does not negatively affect or otherwise compromise the environmental condition of the Premises or any surrounding areas.

(ii) Landlord. Landlord covenants and agrees that Landlord and its employees, agents and contractors: (A) shall not engage in the use, generation, handling, storage, production, processing or management of Hazardous Substances in or on the Premises, except in the Ordinary Course of Business and in compliance with all Environmental Laws; (B) shall not cause or allow the Release of Hazardous Substances at, on, under or from the Premises; (C) shall comply with all Environmental Laws in connection with its activities relating to the Premises; and (D) shall keep the Premises free and clear of all Environmental Liens due to any act or omission of Landlord or any of its employees, agents or contractors. Any Hazardous Substances will at all times be properly contained while on the Premises and properly disposed of, in all cases using commercially prudent and reasonable procedures and properly maintained equipment that meets or exceeds the then-current industry standard and in a manner that does not negatively affect or otherwise compromise the environmental condition of the Premises or any surrounding areas.

(b) Notice and Access.

(i) Tenant. Tenant shall promptly notify Landlord in writing if Tenant has actual knowledge that there is or are, as a result of the actions of Tenant, its employees, agents or contractors, (A) any Hazardous Substances present on the Premises, other than those used by Tenant or Landlord at the Premises in the Ordinary Course of Business and in material compliance with all Environmental Laws; (B) any Release of Hazardous Substances in, on, under, from or migrating towards the Premises; (C) any material non-compliance with Environmental Laws related in any way to the Premises; (D) any actual or potential Environmental Liens on or relating to the Premises; and (E) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the Release of Hazardous Substances in, on, under, from or migrating towards the Premises.

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(ii) Landlord. Landlord shall promptly notify Tenant in writing if Landlord has actual knowledge that there is or are (A) any Hazardous Substances present on the Premises, other than those used by Landlord at the Premises in the Ordinary Course of Business and in material compliance with all Environmental Laws; (B) any Release of Hazardous Substances in, on, under, from or migrating towards the Premises; (C) any material non-compliance with Environmental Laws related in any way to the Premises; (D) any actual or potential Environmental Liens on or relating to the Premises; and (E) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the Release of Hazardous Substances in, on, under, from or migrating towards the Premises.

(iii) Clean Up. Tenant shall promptly, at Tenant’s sole cost and expense, take all legally required actions with respect to any Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Tenant or its employees, agents or contractors, including all investigative, monitoring, removal, containment and remedial actions in accordance with all applicable Environmental Laws, including the payment, at no expense to Landlord Indemnified Parties, of all clean-up, administrative and enforcement costs of applicable governmental agencies which are legally required to (A) comply with all applicable Environmental Laws; (B) protect human health or the environment; (C) allow continued use, occupation or operation of the Premises; and/or (D) maintain fair market value of the Premises (collectively, the “Completion of the Clean-up”). In the event Tenant fails to do so, Landlord may, but shall not be obligated or have any duty to, cause the Completion of the Clean-up of the Premises, and the costs incurred by Landlord in connection therewith shall be payable by Tenant on demand as Additional Rent, which shall include Landlord’s reasonable professional fees (including reasonable attorneys’ fees and costs). Tenant hereby grants to Landlord Indemnified Parties and their agents and employees access to the Premises as provided in this Section 7.3, and a license to remove any items deemed by Landlord Indemnified Parties to be necessary to cause the Completion of the Clean-up of the Premises.

(c) Indemnification.

(i) Tenant. Tenant covenants and agrees, at Tenant’s sole cost and expense, to indemnify, defend and hold Landlord Indemnified Parties harmless from and against any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, claims, judgments, suits, proceedings, costs, damages, disbursements or expenses of any kind or of any nature whatsoever (including reasonable attorneys’, consultants’ and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively, “Claims”) which may at any time be imposed upon, incurred by or asserted against Landlord Indemnified Parties or the Premises, and arising directly or indirectly from or out of: (A) the presence, Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Tenant or its employees, agents or contractors; (B) the violation of any Environmental Laws, relating to or affecting the Premises or the operation thereof caused by Tenant or its employees, agents or contractors; (C) the failure by Tenant to comply fully with the terms and conditions of this Section 7.3; and/or (D) the enforcement of this Section 7.3.

(ii) Landlord. Landlord covenants and agrees, at Landlord’s sole cost and expense, to indemnify, defend and hold Tenant Indemnified Parties harmless from and against any and all Claims which may at any time be imposed upon, incurred by or asserted against Tenant Indemnified Parties, and arising directly or indirectly from or out of: (A) the past, present or future presence, Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Landlord or its employees, agents or contractors; (B) the violation of any Environmental Laws, relating to or affecting the Premises or the operation thereof caused by Landlord or its employees, agents or contractors; (C) the failure by Landlord to comply fully with the terms and conditions of this Section 7.3; and/or (D) the enforcement of this Section 7.3.

(d) Site Visits, Observation and Testing. Landlord and its agents and representatives shall have the right at any reasonable time to enter and visit the Premises for the purposes of observing the Premises, confirming that Tenant is meeting the requirements set forth in the definition of Ordinary Course of Business, taking and removing soil or groundwater samples, and conducting tests on any part of the Premises, all at Landlord’s sole cost. Landlord has no duty, however, to visit or observe the Premises or to conduct tests. Landlord shall give Tenant reasonable notice before entering the Premises, shall permit a representative of Tenant to be present during such entry by Landlord, and shall make reasonable efforts to avoid interfering with Tenant’s use of the Premises in exercising any rights provided in this Section 7.3(d). In addition, upon Tenant’s request Landlord will deliver to Tenant a copy of any test or report generated as a result of any entry by Landlord onto the Premises (provided that Landlord will not be responsible for the accuracy of any such test or report nor for causing any consultant conducting such test or preparing such report to permit Tenant to rely on such test or report).

(e) Representations and Warranties by Landlord. Landlord represents and warrants to Tenant that as of the Effective Date, to the knowledge of Landlord, (i) there are no Hazardous Substances present on the Premises, other than those used by Landlord at the Premises in the Ordinary Course of Business and in material compliance with all Environmental Laws; (ii) there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of Land, the Premises or any surrounding areas; (iii) the Premises are in compliance with all Environmental Laws; (iv) there are no Environmental Liens on or relating to the Premises; (v) there are no investigations or actions or claims, whether threatened or pending, by any governmental agency or third party pertaining to the Release of Hazardous Substances in, on, under, from or migrating towards the Premises; and (vi) there are not now nor have there ever been any underground or above ground storage tanks located on or above the Land during the time of Landlord’s ownership of the same.

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(f) Survival. The parties’ obligations under this Section 7.3 will survive the expiration of the Term or other termination of this Lease.

7.4 Compliance with Laws. Landlord, at its expense, shall cause the Premises to comply with all applicable Laws as of the Effective Date, and Landlord shall otherwise comply with all applicable Laws during the Term, and in the event any work is performed on the Premises by, through or under Landlord, Landlord will cause such work to be designed and constructed in compliance with applicable Laws.

7.5 Signage. Tenant may erect, maintain or replace from time to time upon the Premises, at Tenant’s cost, signage on or in the Premises and/or the Land, provided that all of such signs and signage are in compliance with applicable Laws.

8. UTILITIES.

8.1 Payment; Interruption of Services. Tenant will pay for all electricity, gas, water, sewer or other utility service provided to the Premises or required by Tenant from and after the Commencement Date. Unless caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, Landlord will not be liable in damages or otherwise, nor will there be an abatement of Rent, if the furnishing by any supplier of any utility service or other service to the Premises is interrupted or impaired by fire, accident, riot, strike, act of God, the making of necessary repairs or improvements, or by any causes beyond Landlord’s reasonable control.

9. REPAIRS AND MAINTENANCE.

9.1 Tenant’s Obligations. During the Term, Tenant will, at its expense:

(a) maintain, repair and replace as necessary all interior portions of the Improvements, including, without limitation, all floors, ceilings and fixtures and all interior doors, as well as all exterior landscaped areas on the Land, in a good, clean, safe, orderly and sanitary condition, ordinary wear and tear excepted;

(b) repair, maintain and replace all HVAC systems, ducts, controls and appurtenances thereto that serve the Building;

(c) repair, maintain and replace all utility systems, lines, conduits and appurtenances thereto that serve the Premises;

(d) keep any garbage, trash, rubbish or refuse removed on a regular basis and temporarily stored on the Premises in accordance with applicable Laws; and

(e) if applicable, provide such janitorial services and such snow and ice removal from the paved areas on the Land as may be required by Laws or otherwise necessary for the operation of Tenant’s business.

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Without limiting the foregoing, as between Landlord and Tenant, except to the extent expressly set forth to contrary in Section 9.2 or elsewhere in this Lease, Tenant will be responsible for all ordinary, extraordinary, non-structural, foreseen and unforeseen maintenance, repairs and replacements to the interior of the Improvements and all portions of the Premises during the Term.

9.2 Landlord’s Obligations. During the Term, Landlord will, at its expense, maintain, repair and replace, as necessary, all structural elements of the Building, including all exterior walls, roofs, and foundations.

9.3 Maintenance Procedures.

(a) Tenant’s Procedures. Throughout the Term, Tenant will use industry-standard practices in terms of periodic maintenance, repair and replacement of the Premises, the components thereof and the equipment therein, and Tenant will maintain accurate and reasonably complete records of such maintenance, repair and replacement. Nothing will prohibit Tenant from performing such maintenance, repair and/or replacement using Tenant’s employees as long as such employees are reasonably qualified to perform the applicable tasks and Tenant otherwise complies with applicable Laws and warranties.

(b) Landlord’s Inspection Rights. Landlord, or its designated representative, may enter the Premises upon reasonable prior notice to Tenant to inspect the Premises to confirm Tenant’s compliance with its obligations under this Section 9 as to the actual maintenance, repair and replacement and also as to Tenant’s records relating thereto, all without liability to Tenant for any loss or damage incurred as a result of such entry (unless caused by the gross negligence or willful misconduct of Landlord or its designated representative), provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises. During any such entry, all individuals brought into the Premise shall be accompanied by a representative of Tenant and, subject to reasonable scheduling, Tenant will make available to Landlord Tenant’s representative who is primarily responsible for such maintenance, repair and replacement in connection with such inspections.

(c) Tenant’s Failure. If Landlord determines, in its reasonable discretion, that Tenant has failed to perform such maintenance, repair and replacement practices, Landlord, at its option, may notify Tenant of such failure, which notice will expressly set forth the basis for Landlord’s determination and the actions that Landlord will require to be taken to rectify such failure. If Tenant fails to rectify such failure within 30 days from receipt by Tenant of Landlord’s notice, Landlord may arrange for a third party to perform such maintenance, repair and/or replacement on any portion of the Premises, in which event Tenant will permit the applicable party to enter upon the Premises to perform the same, subject to Section 15.2, and the reasonable cost of such maintenance, repair and/or replacement will be billed directly to Tenant and will be Additional Rent, payable within 30 days of receipt of invoice therefor, together with documentation of such costs and payment thereof by Landlord.

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 10. INSURANCE, WAIVERS AND INDEMNITY.

10.1 Property Insurance.

(a) Tenant’s Property Insurance. Commencing on the Commencement Date and continuing throughout the Term, Tenant will, at its expense, provide and maintain special form (formerly known as all risk) property insurance, including fire and standard extended coverage perils, boiler and machinery perils, leakage from fire protective devices and other water damage (“Special Form Insurance”) covering loss or damage to all Tenant-Insured Improvements (as hereinafter defined) on a full replacement cost basis, excluding excavations, footings and foundations. As used herein, “Tenant-Insured Improvements” means, collectively, (i) all of Tenant’s Property, (ii) all fixtures and equipment constructed or installed in the Premises by Tenant, on behalf of Tenant, or at Tenant’s request, (iii) all Alterations, including Minor Alteration (as such terms are defined in Section 11.1 below) for which Landlord has issued a Removal Notice (as defined in Section 11.2 below), and (iv) all Unauthorized Alterations (as defined in Section 11.2 below).

(b) Landlord’s Property Insurance. Commencing on the Commencement Date and continuing throughout the Term, Landlord will provide and maintain Special Form Insurance covering loss or damage to the Land and to the core and shell of the Improvements on a full replacement cost basis. Landlord’s property insurance maintained pursuant to this paragraph shall not include any of the Tenant-Insured Improvements, but shall include all Alterations for which Landlord has not issued a Removal Notice.

10.2 Liability and Other Insurance.

(a) Tenant’s Insurance. Commencing on the Commencement Date and continuing throughout the Term, Tenant will, at its expense, provide and maintain (i) Commercial General Liability Insurance, with (1) contractual liability coverage including the indemnification provisions contained in this Lease, (2) a severability of interest endorsement, (3) business interruption coverage, (4) limits of not less than $2,000,000.00 combined single limit per occurrence and not less than $2,000,000.00 in the aggregate for bodily injury, sickness or death, and property damage; and Landlord shall be named as an additional insured on such policy, (ii) worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of Colorado and employers’ liability insurance in the limit of $100,000/500,000/100,000, and (iii) comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000.00 combined bodily injury and property damage.

(b) Landlord’s Insurance. Commencing on the Commencement Date and continuing throughout the Term, Landlord will, at its expense, provide and maintain Commercial General Liability Insurance, with (i) contractual liability coverage including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, (iii) limits of not less than $2,000,000.00 combined single limit per occurrence and not less than $2,000,000.00 in the aggregate for bodily injury, sickness or death, and property damage; and Tenant shall be named as an additional insured on such policy. Such insurance shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant.

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10.3 General Insurance Requirements. All insurance required to be maintained by Tenant and Landlord pursuant to Sections 10.1 and 10.2 will be maintained with insurers licensed to do business in the State of Colorado. Tenant will deliver to Landlord, on or before the Commencement Date and at least 10 days before the expiration date of expiring policies, such copies of certificates as may be reasonably required to establish that the insurance coverage required by Sections 10.1 and 10.2 is in effect from time to time. Each party will endeavor to obtain an agreement from its insurer(s) that they will give the other party at least 30 days’ notice prior to any cancellation of, or material modification to, the required coverage. Landlord and Tenant will cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. All commercial general liability and property policies maintained by each party will be written as primary policies, not contributing with and not supplemental to any other coverages that the other party may carry.

10.4 Waivers. From and after the Commencement Date, except to the extent caused by the negligence or willful misconduct, or breach of this Lease, by Landlord, its employees, agents, contractors or invitees, Landlord will not be liable or in any way responsible for, and Tenant waives all claims against Landlord for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Improvements or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by the public or by construction of any public work. Landlord will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord for, any loss, injury or damage that is insured or required to be insured by Tenant under Section 10.1, and for purposes of such waiver, Tenant will be deemed to be “required to insure” the amount of any deductibles or self-insured retention permitted by such section. Provided that Tenant maintains the insurance required to be maintained by Tenant pursuant to Section 10.1 and pays the amount of any deductible or self-insured retention required to be paid under such insurance, and to the extent that such loss, injury or damage is within the limits of such insurance, Tenant will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant for, any loss, injury or damage that is insured by Tenant under Section 10.1.

10.5 Waiver of Subrogation. Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, managers, agents, representatives, and employees for loss or damage to its real and personal property kept in or on the Premises, which is capable of being insured against under ISO Causes of Loss - Special Form Coverage, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Premises. Landlord and Tenant agree to obtain and maintain throughout the Term of this Lease endorsements to their respective Special Form Property Insurance policies waiving the right of subrogation of their insurance companies against the other party and its agents and employees.

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10.6 Tenant Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, Tenant will indemnify and hold Landlord and the Landlord Indemnified Parties harmless from and against any and all Claims resulting from or arising out of any accident or occurrence on or about the Premises during the Term (including, without limitation, accidents or occurrences resulting in injury, death, property damage or theft) or any willful misconduct or negligent act or omission of Tenant, its employees, agents or contractors, or breach of this Lease by Tenant.

10.7 Landlord Indemnity. Except to the extent caused by the negligence or willful misconduct of Tenant, its employees, agents or contractors, Landlord will indemnify and hold Tenant and the Tenant Indemnified Parties harmless from and against any and all Claims resulting from or arising out of any willful misconduct or negligent act or omission of Landlord, its employees, agents or contractors, or breach of this Lease by Landlord.

11. ALTERATIONS; MECHANICS’ LIENS.

11.1 Alterations. Tenant will not make any modifications, improvements, alterations, additions or installations (collectively, “Alterations”) without Landlord’s prior written consent, which consent will not be unreasonably withheld; provided that Landlord’s consent will not be required for Alterations that do not affect the mechanical, electrical, plumbing, exterior (including, without limitation, the roof membrane) or structural systems of any Buildings and that cost less than $50,000.00 (“Minor Alterations”) so long as Tenant provides prior written notice to Landlord detailing the type and scope of such Minor Alterations (a “Minor Alterations Notice”). Landlord will respond to any written Tenant request for consent to Alterations within 10 business days after Landlord’s receipt of such notice, or if Landlord fails to respond within such 10-business day period, Landlord will be deemed to have granted its consent to such request. Landlord will have the right to post notices of non-responsibility or similar notices on the Premises in order to protect the Premises against any liens resulting from such Alterations or Minor Alterations. Tenant agrees not to allow such notices to be removed or defaced. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all Claims which may arise out of or be connected in any way with any Alterations (including Minor Alterations) to the Premises performed by or at the request of Tenant. Absent an agreement by the parties to the contrary, Tenant will pay the cost of all Alterations (including Minor Alterations). Upon completion of the applicable Alterations, Tenant will furnish Landlord with contractor’s affidavits that include full and final waivers of liens for all amounts due for labor and materials in connection with the applicable Alterations. In the case of any Alterations that require Landlord’s consent, Tenant will also provide Landlord with as-built plans and specifications of the Premises as altered by such Alterations, if any. All Alterations (including Minor Alterations) will comply with all applicable Laws and will be constructed in a good and workmanlike manner, using materials of good quality and free and clear of all liens or claims therefor.

11.2 Ownership of Alterations; Removal Notices. All Alterations shall become the property of Tenant upon its installation and continuing during the Term, but all of which shall become the property of Landlord upon expiration or earlier termination of this Lease, except for Tenant’s Property and for items which Landlord requires Tenant to remove at Tenant’s cost at the expiration or earlier termination of this Lease pursuant to Section 16.1 below or otherwise expressly provided herein. Tenant’s Property shall be solely the property of Tenant at all times. Notwithstanding the foregoing, Landlord shall notify Tenant in writing (a) at the time it gives its consent to any Alterations requiring Landlord’s consent, or (b) within six months of the Expiration Date (including any Renewal Term), whether it will require all or a portion of such Alterations or Minor Alterations, as applicable, be removed by Tenant at the expiration or earlier termination of this Lease (each, a “Removal Notice”). If Landlord fails to timely provide a Removal Notice for any Alterations that require Landlord’s consent or fails to provide a Removal Notice within 10 days after receipt of a Minor Alterations Notice, Tenant shall have no obligation to remove any such Alterations or Minor Alterations, as applicable. Notwithstanding anything to the contrary contained in this Section, Landlord may deliver to Tenant a Removal Notice within 30 days after Landlord receives notice or otherwise learns that any Alterations or Minor Alterations has been performed by Tenant without obtaining Landlord’s prior consent or delivering to Landlord a Minor Alterations Notice, as applicable (an “Unauthorized Alteration”), requiring that Tenant remove all or a portion of the same at the expiration or earlier termination of this Lease.

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11.3 Mechanics’ Liens. Tenant will not permit any mechanic’s lien or other lien to be filed against the Premises by reason of Alteration or other work performed by or for, or material furnished to, Tenant. If any such lien is filed at any time against the Premises, Tenant will cause the same to be discharged of record or otherwise posting security or providing title insurance over the lien within 30 days after it receives notice of the date of filing the same. If Tenant fails to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, after five days prior written notice to Tenant, Landlord may, but will not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien as to the Premises by deposit in the court having jurisdiction of such lien, the foreclosure thereof or other proceedings with respect thereto, of a cash sum sufficient to secure the discharge of the same, or by the deposit of a bond or other security with such court sufficient in form, content and amount to procure the discharge of such lien, or in such other manner as is now or may in the future be provided by present or future Laws for the discharge of such lien as a lien against the Premises. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all reasonable costs, fees and expenses in connection therewith (including reasonable attorneys’ fees of Landlord), will be repaid by Tenant to Landlord on demand by Landlord and if unpaid may be treated as Additional Rent. Notwithstanding the foregoing, if Tenant desires to contest any such lien, Tenant may do so provided that, within 30 days after the filing thereof, Tenant notifies Landlord of Tenant’s intention to do so and, until such time as Tenant causes such lien to be removed by the payment thereof or by bonding over such lien in the manner provided by applicable Law, posting with Landlord such security as Landlord may reasonably request to provide funds with which Landlord may discharge such lien in the event Tenant is unsuccessful in its contest and then fails to discharge such lien. Tenant will indemnify and defend Landlord against and save Landlord and the Premises harmless from all Claims resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien.

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 12. ASSIGNMENT AND SUBLETTING.

12.1 Notice and Consent. Except for Permitted Transfers (as defined in Section 12.2 below), Tenant will not assign this Lease or sublet more than 20% of the square footage contained in the Building or any other Improvements located on the Land to any assignee or subtenant without first obtaining Landlord’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. If Tenant desires to effect an assignment or subletting that will require Landlord’s consent, Tenant will seek such written consent of Landlord by a written request therefor, setting forth the date (which will not be less than 30 days after date of Tenant’s notice) on which Tenant desires to assign this Lease or to sublet the applicable portion of the Premises, all of the major terms of the proposed assignment or sublease, the consideration to be paid by the assignee or subtenant for the interest in the Lease or the Premises, the name and address of the proposed assignee or sublessee and its proposed use of the Premises, copies of the proposed assignee’s or subtenant’s financial statements, and the proposed form of assignment or sublease.

12.2 Certain Transactions Not Requiring Consent. Notwithstanding anything to the contrary contained herein, Tenant may assign this Lease or sublet all or any portion of the Premises without the consent of Landlord to any of the following (a “Permitted Transferee”): (a) an Affiliate of Tenant, or (b) a successor entity to Tenant by virtue of merger, consolidation or non-bankruptcy reorganization or the sale of Tenant’s business (including via asset sale) then being operated on the Premises (any of the foregoing may sometimes be referred to herein as a “Permitted Transfer”). Tenant’s right hereunder are further conditioned on: (1) any such subtenant and/or assignee shall assume and be bound by all obligations of Tenant for payment of all amounts of rental and other sums and the performance of all covenants required by Tenant pursuant to this Lease; (2) any such subtenant and/or assignee intends to operate the Premises in accordance with the Permitted Use; and (3) not less than 30 days prior to the effective date of such sublease or assignment, Tenant shall provide Landlord with notice of such transaction and copies of the documents evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction falls within the terms and provisions of this Section and, upon consummation of such Permitted Transfer, Tenant shall be released from all obligations and liabilities under this Lease from and after the date of such Permitted Transfer, and Landlord shall look solely to the Permitted Transferee for such liability.

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12.3 Notice of Proposed Transfer; Landlord’s Options. Other than a Permitted Transfer, if Tenant desires to enter into any assignment of this Lease or a sublease of all or any part of the Premises, Tenant will first give Landlord notice of the proposed assignment or sublease, which notice will contain the information specified in Section 12.1 above. Landlord will have the following options, which must be exercised, if at all, by notice given to Tenant within 30 days after Landlord’s receipt of Tenant’s notice of the proposed transfer and all documents reasonably required by Landlord to review such transaction: (i) approve the proposed assignment or sublease; or (ii) disapprove the proposed assignment or sublease, including a detailed description of the reason(s) for such disapproval. If Landlord fails to respond to Tenant’s notice within such 30-day period, such assignment or sublease shall be deemed approved by Landlord.

12.4 General Provisions. No subletting or assignment by Tenant hereunder, regardless of whether the same requires Landlord’s consent, will release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant will continue fully liable hereunder, unless Tenant is expressly released by Landlord in writing. The sublessee or assignee will agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant will deliver to Landlord promptly after execution an executed copy of each such sublease or assignment and such an agreement of compliance by each such sublessee or assignee. Consent by Landlord to any assignment of this Lease or to any subletting of the Premises will not be a waiver of Landlord’s rights under this section as to any subsequent assignment or subletting. Any sale, assignment, mortgage, transfer or subletting of this Lease which is not in compliance with the provisions of this Section 12 will be of no effect and void. Landlord’s right to assign its interest in this Lease will remain unqualified; provided, however, that any assignee of Landlord must expressly assume in writing all of Landlord’s obligations hereunder.

12.5 Lender Consent. No subletting or assignment by Tenant shall be effective if any such sublet or assignment would cause Landlord to violate any term, condition or covenant of any lending agreement or deed of trust executed by Landlord relating to or affecting the Land. Any such sublet or assignment shall be deemed void ab initio and of no force and effect.

13. CASUALTY.

13.1 Termination Rights; Casualty Determination.

(a) Tenant’s Right to Terminate. If the Building, the Premises or the parking spaces contained on the Premises (the “Parking Area”), including those spaces on which inventory is parked (the “Applicable Portion”) is damaged by fire or other casualty which renders all or a Substantial Portion (as hereinafter defined) of any Applicable Portion unusable for Tenant’s normal business operations and the damage is so extensive that the Casualty Determination (as defined in paragraph (b) below) determines that the Applicable Portion cannot, with the exercise of reasonable diligence, be made usable for Tenant’s normal operations within 150 days from the date of the Casualty Determination or there is less than 24 months remaining in the Term, then, at the option of Tenant exercised in writing to Landlord within 60 days of the Casualty Determination, this Lease shall terminate as of the occurrence of such damage; provided, however, Tenant may not terminate this Lease if the damage is caused by the intentional, criminal or otherwise uninsurable acts of Tenant or its employees, agents or contractors. For purposes of this Lease, “Substantial Portion” means any of the following: (i) all access, ingress or egress points to the Premises; (ii) 10% or more of the total area of the Building; or (iii) 10% or more of the total area of the Parking Area.

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 (b) Landlord’s Right to Terminate. If the Building, the Premises or the Parking Area are damaged by fire or other casualty and (i) the damage is so extensive that the Casualty Determination determines that rebuilding or repairs cannot be completed on or before the date which is 24 months prior to the expiration of the Term, or (ii) the cost of rebuilding or repairs would exceed the insurance proceeds received or recoverable by Landlord and available for funding the cost of such rebuilding or repairs by more than 10% of the replacement cost thereof, then, at the option of Landlord exercised in writing to Tenant within 30 days of the Casualty Determination or the date Landlord receives final confirmation of the determination of available insurance proceeds, as applicable, this Lease shall terminate as of the occurrence of such damage; provided, however, Landlord may not terminate this Lease if (i) the damage is caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees; (ii) Landlord has not maintained the insurance required pursuant to Section 10.1(b) above, or (iii) within 15 days after Landlord elects to terminate this Lease, Tenant agrees to exercise its next available Renewal Option extending the then-current Term for an additional five years.

(c) Casualty Determination. The cost of rebuilding and repair and the number of days within which the Applicable Portion can be rebuilt or repaired (the “Estimated Repair Timeframe”) shall be determined by an independent contractor mutually acceptable to Landlord and Tenant and certified in writing to Landlord and Tenant (the “Casualty Determination”). The Casualty Determination shall be made within 60 days after the happening of the casualty.

(d) Payment of Rent. In the event this Lease is terminated pursuant to this Section 13.1, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest therein to Landlord. Upon surrender of the Premises and all interest therein by Tenant, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease, including, but not limited to, Tenant’s indemnity obligations hereunder.

13.2 Repair and Restoration.

(a) Obligation to Repair. If any Applicable Portion is damaged by fire or other casualty and this Lease cannot be or is not terminated pursuant to Section 13.1 above, then subject to the rights of any Encumbrance Holder, Landlord shall, at Landlord’s sole cost and expense, rebuild or repair the Applicable Portion (but excluding Tenant-Insured Improvements) in compliance with all applicable Laws and otherwise to substantially the condition that existed as prior to the date of such casualty; provided, however, Landlord shall not be required to expend more than the insurance proceeds received from such casualty plus 10% of the replacement cost of the Premises. Notwithstanding the foregoing, in the event Landlord has not received final confirmation of the determination of available insurance proceeds and provided written notice thereof to Tenant within 90 days after the Casualty Determination, Tenant shall have the right to terminate this Lease by delivery of written notice thereof to Landlord within 15 days after expiration of such 90-day period and, upon surrender of the Premises and all interest therein by Tenant, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease.

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(b) Commencement and Completion of Repair. In the event Landlord is required to rebuild and repair the Building or the Parking Area, as applicable, pursuant to this 13.2, Landlord shall: (i) commence such rebuilding and repair within 45 days after the date Landlord receives final confirmation of the determination of available insurance proceeds; and (ii) pursue diligently such rebuilding and repair to completion. If Landlord fails to repair and restore the Building and/or the Parking Area, as applicable, within 60 days after the Estimated Repair Timeframe, then Tenant shall have the right to terminate this Lease by delivery of written notice thereof to Landlord and, upon surrender of the Premises and all interest therein by Tenant, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease.

(c) Abatement of Rent. Rent shall abate from the date of the casualty until the completion of the repair and restoration in the same proportion that the part of the Premises rendered unusable bears to the whole only to the extent of any recovery by Landlord under its rental insurance related to the Premises. During any period of repair and restoration, Landlord shall use reasonable efforts to minimize disruption of Tenant’s use of the Premises.

14. EMINENT DOMAIN.

14.1 Termination. If the whole of Premises, is taken by any public authority under the power of eminent domain, this Lease will terminate as of the earlier of (a) the vesting of title to the Premises in the public authority; or (b) as of the day possession is taken by such public authority. If so much of the Premises is taken that Tenant is permanently deprived of the use of more than 10% of the Premises by any public authority under the power of eminent domain, then Tenant may, by written notice to Landlord, terminate this Lease as of the earlier of (i) the vesting of title to the portion of the Premises in the public authority; or (ii) as of the day possession is taken by such public authority. In case of any such termination, Landlord will make a pro rata refund of any prepaid Rent.

14.2 Award. All damages awarded for such taking under the power of eminent domain or any like proceedings will belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in such award. Anything in this Section 14 to the contrary notwithstanding, Tenant will have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of any Alterations installed by Tenant, Tenant’s Property and for moving/relocation expenses. Notwithstanding the foregoing, in the event any amounts relating to Tenant’s Property are included in Landlord’s award, Tenant shall be entitled to an equitable portion of such award for those items.

14.3 Restoration. Anything in this Section 14 to the contrary notwithstanding, in the event of a partial condemnation of the Premises where this Lease is not terminated, (a) Landlord will, at its sole cost and expense, restore the Premises (other than any Tenant-Insured Improvements) to a complete architectural unit (but Landlord’s restoration obligations will be limited to the extent of the condemnation award available to Landlord); and (b) the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease will be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the floor area of the applicable Building after such taking and after the same has been restored to a complete architectural unit, and the denominator of which is the floor area of the applicable Building prior to such taking.

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 15. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord reserves the following rights, which rights Landlord may exercise; without liability to Tenant to the extent Landlord complies with provisions hereof; without effecting an eviction, constructive or actual, or a disturbance of Tenant’s use or possession of the Premises, and without giving rise to any claim for setoff or abatement of Rent:

15.1 Emergency Entry. Landlord and its agents may enter the Premises at any time in case of emergency and may use any and all means which Landlord may deem proper to open the doors to the Premises during an emergency; provided that Landlord will use such efforts as may be reasonable under the circumstances to minimize any interference with Tenant’s business in the Premises. Landlord will notify Tenant of any such emergency entry as soon as reasonably possible thereafter.

15.2 Access to the Premises. Notwithstanding Section 9.3(b) above, Tenant will permit Landlord and its agents, upon reasonable prior written notice, which shall not be less than one business day, to enter and pass through the Premises or any part thereof at reasonable times during normal business hours to: (i) post notices of non-responsibility; (ii) exhibit the Premises to Landlord’s Encumbrance Holders and to prospective Encumbrance Holders and purchasers of all or portion of the Premises; and (iii) during the period commencing 12 months prior to the expiration of the Term (as it may be extended), exhibit all or a portion of the Premises to prospective tenants of the Premises.

16. END OF TERM.

16.1 Surrender. Upon the expiration or earlier termination of this Lease, Tenant will (a) peaceably surrender the applicable portion of the Premises in good order, condition and repair consistent with Tenant’s duty to maintain and make repairs as provided in this Lease; and (b) remove from the Premises all of Tenant’s Property and any Alterations which Landlord elects shall be removed by Tenant pursuant to a Removal Notice delivered pursuant to Section 11.1 above (including, without limitation, a Minor Alteration or an Unauthorized Alteration). Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property then, at Landlord’s election, Tenant shall be conclusively presumed to have: (i) conveyed such property to Landlord without compensation and without any representations or warranties of any kind; or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant. Landlord shall have no duty to be a bailee of any such Tenant’s Property. If Landlord elects abandonment, Tenant shall pay to Landlord, within 30 days after receipt of Landlord’s written demand (with supporting documentation), all reasonable expenses incurred for disposition.

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 16.2 Holding Over. Nothing contained herein will be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises. In the event Tenant remains in possession of the Premises after the Expiration Date, Tenant will be deemed to be occupying the Premises without claim of right, and Tenant will pay a charge for each day of occupancy in an amount equal to 125% of the Base Rent payable immediately prior to such expiration for the first three months of such holdover period, and thereafter at 150% of the Base Rent payable immediately prior to such expiration. The amounts payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession.

17. DEFAULTS AND REMEDIES.

17.1 General. All rights and remedies of Landlord and Tenant enumerated in this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress at law or in equity to which either party may be lawfully entitled in case of any breach by the other party of any provision of this Lease. The failure of either party to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained will not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Landlord of Rent with knowledge of the breach of any covenant hereof (other than breach of the obligation to pay the portion of such Rent paid) will not be deemed a waiver of such breach, and no waiver by either party of any provisions of this Lease will be deemed to have been made unless expressed in writing and signed by such party.

17.2 Events of Default. Each of the following events will constitute an “Event of Default” under this Lease:

(a) Failure to Pay Rent. Tenant fails to pay Base Rent or any other Rent payable by Tenant under the terms of this Lease when due, and such failure continues for 10 days after notice from Landlord to Tenant of such failure (provided that, with respect to monthly installments of Base Rent, Tenant will only be entitled to two notices of such failure during any calendar year and if, after two such notices are given in any calendar year, Tenant fails, during such calendar year, to pay any further monthly installment of Base Rent when due, such failure will constitute an Event of Default hereunder without any further notice from Landlord or additional cure period).

(b) Failure to Perform Other Obligations. Tenant breaches or fails to comply with any provision of this Lease applicable to Tenant other than a covenant to pay Rent, and such breach or noncompliance continues for a period of 30 days after notice thereof from Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not commence to cure such breach or noncompliance within such 30-day period or, after commencing to cure such breach or noncompliance, does not thereafter diligently pursue such cure in good faith to completion.

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 (c) Execution and Attachment Against Tenant. Tenant’s interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within 30 days after levy.

(d) Bankruptcy or Related Proceedings. Tenant files a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency Laws, or voluntarily takes advantage of any such Laws by answer or otherwise, or dissolves or makes a general assignment for the benefit of creditors, or involuntary proceedings under any such Laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant’s property, and such involuntary proceedings are not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

17.3 Landlord’s Remedies. If any Event of Default occurs, Landlord will have the right, at Landlord’s election, then or at any later time, to exercise any one or more of the following remedies:

(a) Cure by Landlord. Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Event of Default in such manner and to such extent as Landlord in good faith deems necessary or desirable without being deemed guilty of any manner of trespass and without prejudice to any other remedies. Tenant will pay Landlord, upon demand, all reasonable advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorneys’ fees, together with interest at the Interest Rate, from the date of payment of any such advances, costs and expenses by Landlord.

(b) Termination of Lease and Damages. Landlord may terminate this Lease, effective at such time as may be specified by notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. In such event, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Base Rent and other Rent for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at the Interest Rate); plus (ii) the present value at the time of termination (calculated by discounting on a monthly basis at a discount rate equal to the rate payable on U.S. Treasury securities offered at the time of award having a maturity closest to the date on which the Term would have expired but for such termination plus 6%) of the amount, if any, by which (A) the aggregate of the Base Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination, exceeds (B) the amount of such Base Rent and other Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value; plus (iii) interest at the Interest Rate on the amount described in (ii) above from the termination date to the date of the award.

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(c) Repossession and Reletting. Landlord may reenter and take possession of all or any part of the Premises, without additional demand or notice unless required by applicable Law, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such notice, in which event this Lease will terminate as specified in such notice. After recovering possession of the Premises, Landlord will use commercially reasonable efforts to relet the Premises on commercially reasonable terms and conditions. Landlord may make such repairs or alterations as Landlord considers reasonably appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all reasonable costs and expenses, including reasonable attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any inability to relet the Premises or to collect any rent due upon such reletting. Landlord may apply the same first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises, including reasonable attorneys’ fees and expenses for putting the same into good order and condition or preparing or altering the same for re-rental to the extent Landlord deems reasonably necessary and all other expenses, commissions and charges paid, assumed or incurred by Landlord in or about reletting the Premises and then to the fulfillment of the covenants of Tenant hereunder. Any such reletting herein provided for may be for the remainder of the Term of this Lease, as originally granted, or for a longer or shorter period; Landlord will have the right to change the character and use made of the Premises, and Landlord will not be required to accept any substitute tenant offered by Tenant or to observe any instructions given by Tenant about reletting, so long as Landlord is acting reasonably in connection therewith. Regardless of Landlord’s recovery of possession of the Premises, so long as this Lease is not terminated Tenant will continue to pay (and Landlord may recover, if Tenant fails to do so), on the dates specified in this Lease, the Base Rent and other Rent which would be payable if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises.

(d) Bankruptcy Relief. Nothing contained in this Lease will limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

(e) Mitigation. In exercising its remedies under this Section 17.3, Landlord will use commercially reasonable efforts to mitigate its damages.

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 (f) Non-Material Event of Default. Notwithstanding anything in this Section 17.3 or elsewhere in this Lease to the contrary, Landlord shall have no right to terminate this Lease for any Event of Default by Tenant that is de minimus and which does not materially, adversely impact Landlord or its interest in the Premises (a “Non-Material Event of Default”).

(g) No Waiver of Breach. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach of such agreement, term, covenant or condition. No agreement, term, covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, any provisions expressly providing for the survival of an obligation or liability with respect to either party shall survive such termination.

(h) No Limitation. Nothing contained in this Section 17.3 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowed by any applicable Law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this Section.

(i) Rights Cumulative. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at Law or in equity, including, but not limited to, suits for injunctive or declaratory relief and specific performance. The exercise or commencement of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at Law or in equity shall not preclude the simultaneous or subsequent exercise by Landlord of any or all other rights or remedies provided for in this Lease, or now or hereafter existing at Law or in equity. All costs incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including by way of example, but not limitation, reasonable attorneys’ fees from the date any such matter is turned over to an attorney, shall also be recoverable by Landlord from Tenant.

(j) No Waiting Period. Suit or suits for the recovery of the amounts and damages set forth above may be brought by Landlord, from time to time, at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the Term hereof would have expired had there been no such default by Tenant or no such termination, as the case may be.

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17.4 Landlord’s Default; Tenant’s Remedies. If, during the Term, Landlord defaults in fulfilling any of its covenants, obligations or agreements set forth in this Lease, Tenant may give Landlord written notice of such default and, if at the expiration of 30 days after delivery of such notice, such default continues to exist, or in the event of a default which cannot with due diligence be cured within a period of 30 days, if Landlord fails to proceed promptly after the delivery of such notice and with all due diligence to commence to cure the same and thereafter to prosecute the curing of such default with all due diligence to completion as soon as reasonably possible, then Tenant will be entitled to exercise any right or remedy available to Tenant at Law or in equity by reason of such default (subject to Section 18.4), except to the extent expressly waived or limited by the terms of this Lease. Tenant shall look solely to Landlord’s interest in the Premises (including all rents and profits, any proceeds from the sale thereof and all insurance proceeds and condemnation awards relating thereto) for the recovery of any judgment against Landlord on account of Landlord’s breach of any of Landlord’s covenants or obligations under this Lease. Unless specifically provided for hereunder, Tenant shall not be permitted to any abatement of Rent in the event of a default by Landlord hereunder.

18. SUBORDINATION; ESTOPPEL CERTIFICATES.

18.1 Subordination. If the Premises are encumbered by an Encumbrance as of the Effective Date, Landlord will obtain a subordination, non-disturbance and attornment agreement with commercially reasonable terms and conditions reasonably acceptable to Tenant and such Encumbrance Holder providing that, so long as no Event of Default then exists and Tenant attorns to the Encumbrance Holder in accordance with Section 18.3, no foreclosure of a mortgage or deed of trust or termination of a ground lease, as applicable, and no proceedings instituted in connection therewith, will disturb Tenant in its possession of the Premises or the exercise of Tenant’s rights under this Lease (a “SNDA”). If Landlord has not obtained a SNDA as described above on or before that date that if 30 days after the Effective Date, then Tenant will have the right to terminate this Lease by notice to Landlord delivered no later than 10 days after the expiration of such 30-day period.

18.2 Subsequent Encumbrances. If the Premises are not encumbered by an Encumbrance as of the Effective Date, then with respect to any subsequent Encumbrance, this Lease will not be subject or subordinate to any such Encumbrance unless and until Landlord is able to deliver to Tenant a SNDA from the applicable Encumbrance Holder on a form reasonably acceptable to Tenant; provided, however, that Tenant will negotiate in good faith in connection with the form and substance of such SNDA.

18.3 Option to Make Lease Superior. Notwithstanding anything contained in Section 18.1, in the event Encumbrance Holder at any time elects to have this Lease constitute a prior and superior lien to its Encumbrance, then, and in such event, upon Landlord or any such Encumbrance Holder notifying Tenant to that effect in writing, this Lease will be deemed prior and superior in lien to such Encumbrance, whether this Lease is dated prior to or subsequent to the date of such Encumbrance, and Tenant will execute such attornment agreement as may be reasonably requested by such Encumbrance Holder.

18.4 Attornment. If Landlord’s interest in the Premises is transferred to any person or entity, including an Encumbrance Holder (“Transferee”) as a result of the foreclosure of a mortgage or deed of trust encumbering the Premises or the termination of a ground lease of the Premises or other proceedings for the enforcement of an Encumbrance or by taking a deed in lieu of foreclosure or otherwise, Tenant will not disaffirm this Lease or any of its obligations under this Lease, and Tenant will, unless otherwise notified in writing by Transferee, immediately and automatically attorn to Transferee and this Lease will continue in full force and effect as a direct lease between Tenant and Transferee upon the same terms and conditions of this Lease except that Transferee will not be (a) subject to any offsets or defenses which Tenant might have against Landlord; (b) bound by any prepayment by Tenant of more than one month’s installment Rent, unless actually received from Landlord; or (c) obligated to perform any of Landlord’s obligations under this Lease except during the period of Transferee’s ownership of the Premises.

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 18.5 Encumbrance Holder Protection. Tenant agrees to use commercially reasonable efforts to give any Encumbrance Holder, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Encumbrance Holder (the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure any default within 30 days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such 30 days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Notified Party shall have an additional 15 days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such 15 days and is diligently pursuing the remedies or steps necessary to cure or correct such default).

18.6 Estoppel Certificates.

(a) Tenant. Tenant agrees, from time to time, upon not less than 15 days’ prior written request by Landlord, to deliver to Landlord a statement in writing certifying (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and stating the modifications); (ii) the dates to which Base Rent and other Rent have been paid; (iii) that to Tenant’s actual knowledge, Landlord is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (iv) the amount of monthly Base Rent currently payable by Tenant; (v) that Tenant has taken possession of the Premises; and (vi) such other matters as may be reasonably requested by Landlord or any Encumbrance Holder or prospective purchaser of all or a portion of the Premises.

(b) Landlord. Landlord agrees, from time to time, upon not less than 15 days’ prior written request by Tenant, to deliver to Tenant a statement in writing certifying (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and stating the modifications); (ii) the dates to which Base Rent and other Rent have been paid; (iii) that to Landlord’s actual knowledge, Tenant is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (iv) the amount of monthly Base Rent currently payable by Tenant; and (v) such other matters as may be reasonably requested by Tenant.

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 19. TENANT’S RIGHT OF FIRST OFFER REFUSAL.

19.1 Grant of Right of First Refusal to Purchase. Subject to and in accordance with the terms and provisions of this Section 19, commencing on the Effective Date and continuing during the Term (including any Renewal Term), Landlord hereby grants to Tenant an ongoing right of first refusal (the “ROFR Right”) to purchase the Premises, for which Landlord receives a third-party offer to purchase that Landlord desires to accept, to be exercised in accordance with the provisions of this Section 19.

19.2 ROFR Purchase Notice. In the event Landlord receives a third-party offer to purchase either the Premises that Landlord desires to accept, Landlord shall notify Tenant in writing of the terms of the third-party offer for the purchase of the Premises, including, without limitation, the purchase price, earnest money deposit and closing date (the “ROFR Purchase Terms”), and shall include a copy of the applicable letter of intent or offer accepted by Landlord. Tenant will have the right to elect to purchase the Premises on the ROFR Purchase Terms by delivering to Landlord notice of its election to exercise this option within 15 business days after Tenant’s receipt of Landlord’s notice of the ROFR Purchase Terms. If Tenant fails to timely exercise the ROFR Right for the Premises on the terms specified in the ROFR Purchase Terms, Tenant’s ROFR Purchase Right on the Premises shall automatically expire for that particular offer, and Landlord shall have the right to sell the Premises to such third party on the ROFR Purchase Term and without any restrictions by reason of this ROFR Right, except as expressly set forth in Section 19.5 below.

19.3 Condition to Exercise. Tenant’s ROFR Right is subject to the condition that on the date that Tenant delivers its notice exercising its ROFR Right, no Event of Default exists (other than a Non-Material Event of Default).

19.4 Documentation of Exercise of ROFR Right. If Tenant timely exercises Tenant’s option to purchase the Premises, Tenant will have a period of 30 days to deliver to Landlord a draft purchase and sale agreement (“Purchase Agreement”) containing the ROFR Purchase Terms, and the parties shall thereafter negotiate in good faith the terms and conditions thereof and execute the same. To the extent not inconsistent with the ROFR Purchase Term, the Purchase Agreement shall include the following terms: (a) an earnest money deposit in an amount equal to 10% of the applicable purchase price; (b) the closing of the purchase shall be no later than 90 days after mutual execution of the Purchase Agreement, (c) Landlord shall pay the cost of the commitment for title insurance and the premium for the title insurance policy to be issued to Tenant at the closing of the purchase, which policy shall not contain any of the standard printed exceptions and shall insure fee simple title to the Premises in Tenant in the full amount of the purchase price (provided that Tenant shall pay the costs of any survey), and Landlord and Tenant shall each pay 50% of all recordation fees, transfer taxes, and other customary closing costs associated with the conveyance of the Premises from Landlord to Tenant, and (d) the Premises shall be conveyed to Tenant at closing by special warranty deed, free and clear of all liens, except taxes for the year of closing (prorated as of the date of closing) and any easements or other encumbrances except as otherwise approved by Tenant pursuant to the Purchase Agreement or incurred due to the actions of Tenant.

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 19.5 Continuous Right. If Landlord has not entered into a Purchase Agreement with a third party that is not an Affiliate of Landlord within 180 days after the termination of Tenant’s rights with respect to the exercise of a ROFR Right after receipt of the applicable ROFR Purchase Terms, then, prior to entering into any purchase and sale agreement with any third party, Landlord shall again comply with the provisions of Section 19.2; or if during such 180-day period, Landlord agrees to enter into a purchase and sale agreement with a third party for a purchase price that is 95% or less than the price set forth in the applicable ROFR Purchase Terms, Landlord will again comply with the terms and conditions of Section 19.2. The ROFR Right shall not expire as a result of the purchase of the Premises by a third party or any Affiliate Landlord, and such third party or Affiliate shall take title to the Premises subject to the ROFR Right contained herein.

20. INTENTIONALLY OMITTED.

21. MISCELLANEOUS.

21.1 Brokers. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease. Neither party knows of any real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

21.2 Notices. All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (i) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (ii) one business day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt; or (iii) three business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid. All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, Landlord’s Notice Address, and in the case of notices to Tenant, the applicable Tenant’s Notice Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 21.2. Any notice or demand from an attorney acting or purporting to act on behalf of a party shall be deemed to be notice from such party, provided that such attorney is authorized to act on behalf of such party.

21.3 Severability; Governing Law. If any term or provision of this Lease is to any extent held invalid or unenforceable, the remaining terms and provisions of this Lease will not be affected thereby, but each term and provision of this Lease will be valid and enforced to the fullest extent permitted by law. This Lease will be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

21.4 Transfers of Landlord’s Interest. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, will be limited to mean and include only the owner or owners of the Premises at the time in question, and in the event of any transfer or conveyance, then so long as any transferee has expressly assumed in writing all of the obligations of Landlord hereunder and Tenant has received prior written notice of such transfer or conveyance, the then grantor will be automatically freed and released from all personal liability accruing from and after the date of such transfer or conveyance as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord will be binding on the then Landlord only during and in respect to its period of ownership. In the event of a sale or conveyance by Landlord of the Premises, the same will operate to release Landlord from any future liability upon any of the covenants or conditions herein contained and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease will not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which will be obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.

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 21.5 Attorneys’ Fees. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment.

21.6 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.

21.7 No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, (a) terminate all or any subleases and subtenancies; or (b) operate as an assignment to Landlord of all or any subleases or subtenancies.

21.8 Presumption. In all cases hereunder, and in any suit, action or proceeding of any kind between the parties, it shall be presumptive evidence of the fact of the existence of a charge being due, if Landlord shall produce a bill, notice or certificate to the effect that such charge appears of record on the books in Landlord’s office or appears as an open charge on the books, records or official bills of municipal authorities, and has not been paid.

21.9 Headings. The marginal or topical headings of the several sections are for convenience only and do not define, limit or construe the contents of such sections.

21.10 Complete Agreement; Modification. All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

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 21.11 Offer to Lease. The submission of this Lease to Tenant does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until it is executed and delivered by Tenant to Landlord.

21.12 Survival. All obligations of Landlord and Tenant hereunder not fully performed as of the expiration or earlier termination of the Term will survive the expiration or earlier termination of the Term.

21.13 No Partnership. This Lease will not be deemed or construed to create or establish any relationship or partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

21.14 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by either party, such party will not be liable or responsible for, and there will be excluded from the computation of any such period of time, any delays due to unforeseeable causes beyond the reasonable control and without the fault or negligence of the performing party, including but not restricted to, acts of God; or the public enemy; fires; floods; epidemics; quarantine restrictions; strikes; freight embargoes; and any abnormal and unforeseeable weather. A lack of funds, however, will never be deemed beyond a party’s reasonable control.

21.15 Financial Statements. Within 15 days from receipt of a written request by Landlord (but not more often than once per calendar year), Tenant will make available to Landlord or to any Encumbrance Holder or prospective Encumbrance Holder or purchaser of the Premises, audited financial statements of Tenant or any guarantor, provided that Landlord or any such Encumbrance Holder or prospective Encumbrance Holder or purchaser agrees to maintain such statements in confidence, and provided further that if audited financial statements of Tenant are not available at the time of such request, Tenant may deliver unaudited statements prepared in accordance with generally accepted accounting principles consistently applied and certified to be true and correct by an officer of Tenant. Notwithstanding the foregoing, Landlord acknowledges that Tenant deems its financial performance details to be proprietary and confidential information of Tenant and may not be disclosed to any third party by Landlord or used by Landlord for any purpose unrelated to this Lease. Landlord agrees that it will not disclose any aspect of Tenant’s financial statements to any third party except (a) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Premises, (ii) in litigation or other legal proceedings between Landlord and Tenant, and/or (iii) if required by applicable Laws or court order.

21.16 Binding Effect. The covenants and agreements herein contained will bind and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns. All obligations of each party constituting Tenant hereunder will be the joint and several obligations of each such party.

21.17 Choice of Venue. All litigation and other proceedings initiated and/or maintained pursuant to this Lease will be held exclusively in Colorado state or federal court in the County of Denver.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first set forth above.

LANDLORD: DS Real Estate, LLC, a Colorado limited liability company

By:
Name:
Title:

TENANT:

Lazydays RV Discount, LLC, a Delaware limited liability company

By:
Name:	Randall L. Lay
Title:	Vice President of Finance

SIGNATURE PAGE TO LEASE AGREEMENT (DISCOUNT RV)

Exhibit A

LEGAL DESCRIPTION OF THE LAND

PARCEL A

A tract of land in the Northeast 1/4 of Section 10, Township 2 North, Range 68 West of the 6th P.M., described as follows: Beginning at the Northeast corner of said Section 10, thence South 89 degrees 31` West 450 feet along the North line of the Northeast 1/4 of said Section 10, thence, South 1604.5 feet to the True Point of Beginning; thence South 218 feet; thence South 89 degrees 31` East 400.72 feet to the West right-of-way line of U.S. Highway No 87; thence North 00 degrees 07` West 160.49 feet; thence North 14 degrees 18` West 59.35 feet to the Southeast corner of that certain tract of land conveyed to I.C. Dalton and Stella Mae Dalton by Warranty Deed dated April 14, 1966; thence North 89 degrees 31` West 386.07 feet to the True Point of Beginning: Excepting there form that portion of subject property conveyed to Gep Investments Inc. by Quit Claim Deed recorded October 20, 2010 as Reception No. 3726702.

Parcel B

All that portion of the Northeast Quarter (NE 1/4) of Section 10, Township 2 North, Range 68 West of the 6th P.M. , described as follows: Beginning at a point on the North line of said Section 10; whence the Northeast corner of said Section 10 bears South 89 degrees 55`30” East 450 feet; thence South 0 degrees 26` West parallel to the East line of said Section 10 a distance of 1822.5 feet to the true point of beginning; thence South 0 degrees 26` West 145 feet; thence South 89 degrees 55`30” East 400 feet to the West right of way line of State Highway right of way; thence North 0 degrees 26` East 145 feet along said right of way line; thence North 89 degrees 55`30” West 400 feet to the true point of beginning, County of Weld, State of Colorado.

AND

A-1

Exhibit B

DEFINITIONS

“Additional Rent” means all amounts required to be paid by Tenant under this Lease in addition to Base Rent including, without limitation, Taxes and insurance premiums.

“Affiliates” means, with respect to any party, any entities or individuals that control, are controlled by or are under common control with such party.

“Encumbrance” means any deed of trust, mortgage, ground lease or sale-leaseback lease to which Landlord is a party and which relates to the Premises.

“Encumbrance Holder” means the deed of trust beneficiary, mortgagee, ground lessor or sale-leaseback lessor under an Encumbrance.

“Environmental Laws” shall mean any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), all as previously and in the future to be amended.

“Hazardous Substance” shall mean, but is not limited to, any substance, chemical, material or waste (i) the presence of which causes a nuisance, trespass or any other common law, statutory or regulatory liability of any kind; (ii) which is regulated by any federal, state or local governmental authority because of its toxic, flammable, corrosive, reactive, carcinogenic, mutagenic, infectious, radioactive or other hazardous property or because of its effect on the environment, natural resources or human health and safety, including, but not limited to, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives; or (iii) which is designated, classified, or regulated as being a hazardous or toxic substance, material, pollutant, waste (or a similar such designation) under any federal, state or local law, regulation or ordinance, including under any Environmental Law.

“Interest Rate” means the prime interest rate (as published from time to time by The Wall Street Journal, and with any changes in such rate to be effective on the date such change is published) plus 2% per annum, but if such rate exceeds the maximum interest rate permitted by Law, such rate will be reduced to the highest rate allowed by Law under the circumstances.

“Landlord Indemnified Parties” shall mean and include Landlord, its Affiliates and their respective officers, directors, managers, members, partners, employees and agents.

B-1

“Laws” means any and all present or future federal, state or local laws, statutes, ordinances, codes, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction, including, without limitation, Environmental Laws.

“Ordinary Course of Business” means, for purposes of Section 7.3, (i) with respect to Tenant, that the applicable activity is conducted by Tenant on the Premises in connection with the Permitted Use hereunder and all related activities, and (ii) with respect to Landlord, that the applicable activity is conducted by Landlord in its role as Landlord hereunder, all in compliance with applicable Laws.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of any Hazardous Substance.

“Taxes” means all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Premises, the personal property used in operating the Premises, and the rents and additional charges payable by Tenant according to this Lease, and imposed by any taxing authority having jurisdiction; and all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Premises, the leasehold estate of Landlord or Tenant in and to the Premises, or the rents and other charges payable by Tenant according to this Lease. Taxes will not include any net income, franchise, business and occupation, gift or inheritance taxes of Landlord.

“Tax Year” means a 12-month period for which Taxes are assessed.

“Tenant Indemnified Parties” shall mean and include Tenant, its Affiliates and their respective officers, directors, managers, members, partners, employees and agents.

“Tenant’s Property” means, collectively, all trade fixtures and tangible and intangible personal property, including, without limitation, inventory, products, raw materials, packaging, furnishings, furniture, equipment, sign faces, computers, computer-related equipment, audio/visual equipment, cabling, safes, security systems, communications equipment and other equipment for use in connection with the conduct of Tenant’s business regardless of the manner in which they are installed.

B-2

Exhibit C

FORM OF MEMORANDUM OF LEASE AGREEMENT

After Recording Return To:

___________________________

___________________________

___________________________

Attn: ______________________

MEMORANDUM OF LEASE AGREEMENT

THIS MEMORANDUM OF LEASE AGREEMENT (this “Memorandum”) is made this ___ day of _______, 2015 (the “Effective Date”), by and between DS Real Estate, LLC, a Colorado limited liability company, having a mailing address at a 320 Starfire Drive, Golden, Colorado 80401 (“Landlord”), and Lazydays RV Discount, LLC, a Delaware limited liability company, having a mailing address at 6130 Lazydays Boulevard, Seffner, FL 33584 (“Tenant”).

RECITALS:

A. Landlord is the owner of the real property and the improvements located thereon with a street address of 10725 I-25 Frontage Road, Longmont, Colorado and being more particularly described on Exhibit A attached hereto (the “Premises”).

B. Landlord and Tenant entered into that certain Lease Agreement dated October ___, 2015 (together with all amendments, substitutions, replacements and renewals thereto from time to time, collectively, the “Lease”), pursuant to which (i) Landlord leased to Tenant all of the Premises, and (ii) Landlord granted to Tenant an ongoing right of first refusal to purchase the Premises for which Landlord receives a third-party offer to purchase, that Landlord desires to accept; and

C. Section 3.2 of the Lease provides that Landlord and Tenant shall execute this Memorandum and Tenant may record the same in the real property records of the County of Weld, State of Colorado.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, in consideration of the Recitals set forth above and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. The Lease; The Premises. Landlord has leased to Tenant, and Tenant has leased from Landlord, the Premises, pursuant to the terms and conditions of the Lease.

2. Commencement Date. The term of the Lease (the “Term”) commenced on ___________ ___, 2015 (the “Commencement Date”).

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3. Lease Term. The term of the Lease of the Premises is approximately five years (the “Term”), commencing on the Commencement Date.

4. Renewal Terms. Tenant may, at its option, extend the initial Term of the Lease for, at Tenant’s election, for four (4) additional periods of five (5) years each (each, a “Renewal Term”), pursuant to the terms and conditions of the Lease.

5. Right of First Refusal to Purchase. Subject to the terms and conditions of the Lease, from and after the date of the Lease and continuing during the Term (including any Renewal Term), Landlord has granted Tenant an ongoing right of first refusal to purchase the Premises for which Landlord receives a third-party offer that Landlord desires to accept, to be exercised in accordance with the terms and conditions of the Lease.

6. Additional Provisions. The Lease contains additional rights, terms and conditions not enumerated in this instrument.

7. Purpose and Intention; Conflict. This Memorandum is executed for the purpose of recordation in the Office of the Clerk and Recorder of the County of _________, State of Colorado (the “Records”), and is not intended, and shall not be construed, to define, limit or modify the Lease. The leasehold estate created and conveyed hereby with respect to the Premises is intended to be one and the same estate as was created with respect to the Premises by the Lease and is further intended to be governed in all respects solely by the Lease and all of the provisions thereof. In the event of any inconsistency between the provisions of this Memorandum and the Lease, the provisions of the Lease shall control.

8. Cancellation of Memorandum of Lease. Unless sooner terminated by specific written agreement of Landlord and Tenant, this Memorandum shall expire and be of no further force or effect immediately, and without further action, upon the expiration or earlier termination of the Lease. To evidence such termination or expiration pursuant to this Section 8, each party agrees, within 15 days after the written request of the other party, to enter into and record an appropriate release and/or cancellation instrument, in proper form for recordation in the Records, acknowledging the expiration or earlier termination of the Lease.

9. Binding Effect. All of the provisions of this Memorandum shall inure to the benefit of and shall be binding upon the successors and assigns of Landlord and Tenant; provided, however, any such assignment shall be subject to the terms and conditions of the Lease.

10. Counterparts. This Memorandum may be executed in any number of counterparts each of which, when taken together, shall constitute one agreement.

[signature pages follow]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Lease Agreement as of the Effective Date.

LANDLORD:

DS Real Estate, LLC, a Colorado limited liability company.

By:
Name:
Title:

STATE OF COLORADO )

) ss.

COUNTY OF ___________ )

The foregoing instrument was acknowledged before me this ______ of _________________________, 2015 by ________________________________, as _________________________________ of DS Real Estate, LLC, a Colorado limited liability company.

Witness my hand and official seal.

_______________________________________

Notary Public

My commission expires:______________________

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TENANT:

Lazydays RV Discount, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF _____________ )

) ss.

COUNTY OF ___________ )

The foregoing instrument was acknowledged before me this ______ of _______________________, 2015, by ____________________________ as ___________________ of Lazydays RV Discount, LLC, a Delaware limited liability company.

Witness my hand and official seal.

______________________________________________________

Notary Public

My commission expires:____________________________________

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Exhibit A to Memorandum of Lease Agreement

Legal Description of the Premises

PARCEL A

A tract of land in the Northeast 1/4 of Section 10, Township 2 North, Range 68 West of the 6th P.M., described as follows: Beginning at the Northeast corner of said Section 10, thence South 89 degrees 31` West 450 feet along the North line of the Northeast 1/4 of said Section 10, thence, South 1604.5 feet to the True Point of Beginning; thence South 218 feet; thence South 89 degrees 31` East 400.72 feet to the West right-of-way line of U.S. Highway No 87; thence North 00 degrees 07` West 160.49 feet; thence North 14 degrees 18` West 59.35 feet to the Southeast corner of that certain tract of land conveyed to I.C. Dalton and Stella Mae Dalton by Warranty Deed dated April 14, 1966; thence North 89 degrees 31` West 386.07 feet to the True Point of Beginning: Excepting there form that portion of subject property conveyed to Gep Investments Inc. by Quit Claim Deed recorded October 20, 2010 as Reception No. 3726702.

Parcel B

All that portion of the Northeast Quarter (NE 1/4) of Section 10, Township 2 North, Range 68 West of the 6th P.M. , described as follows: Beginning at a point on the North line of said Section 10; whence the Northeast corner of said Section 10 bears South 89 degrees 55`30” East 450 feet; thence South 0 degrees 26` West parallel to the East line of said Section 10 a distance of 1822.5 feet to the true point of beginning; thence South 0 degrees 26` West 145 feet; thence South 89 degrees 55`30” East 400 feet to the West right of way line of State Highway right of way; thence North 0 degrees 26` East 145 feet along said right of way line; thence North 89 degrees 55`30” West 400 feet to the true point of beginning, County of Weld, State of Colorado.

AND

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